EXHIBIT 99.1

FOR YOUR INFORMATION:	RE:	Speizman Industries, Inc. 701 Griffith Road Charlotte, NC 28217 Nasdaq SmallCap: SPZN

AT THE COMPANY Paul R. M. Demmink Chief Financial Officer (704) 559 - 5777	AT FRB | WEBER SHANDWICK Marilynn Meek, General Info. - (212) 445-8451 Julie Tu, Analyst Info. - (212) 445-8456 Suzie Pileggi, Media Info. – (212) 445-8170

FOR IMMEDIATE RELEASE

April 2, 2003

SPEIZMAN INDUSTRIES EXTENDS BANK AGREEMENT

CHARLOTTE, NC, April 2, 2003 – Speizman Industries, Inc. (Nasdaq SmallCap: SPZN) reported today that, effective March 31, 2003, it has entered into a Sixth Amendment and Forbearance Agreement relating to its credit facility with SouthTrust Bank, extending the maturity date until December 31, 2003.  The credit facility as amended provides a revolving credit facility up to $10.0 million and an additional line of credit for issuance of documentary letters of credit up to $7.5 million.  The availability under the combined facility is limited to a borrowing base as defined by the bank.  The Company, as of March 31, 2003, had borrowings with SouthTrust Bank of $4.8 million under the revolving credit facility and had unused availability of $2.5 million.

Paul R.M. Demmink, Vice President and Chief Financial Officer, of Speizman Industries said, “Once again we appreciate the confidence that SouthTrust has shown in us as we continue our turnaround.  This extension allows us time to continue negotiations with a new lender for a long-term facility that will better reflect our financing needs over the next several years.”

Speizman Industries is a leader in the sale and distribution of specialized industrial machinery, parts and equipment.  The Company acts as exclusive distributor in the United States, Canada, and Mexico for leading Italian manufacturers of textile equipment and is a leading distributor in the United States of industrial laundry equipment representing several United States manufacturers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company.  These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause the results of Speizman Industries to be materially different from any future results expressed or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following:  decreased demand for the Company’s products and services, currency fluctuations, industry condition, liquidity challenges, and other factors many of which are outside the Company’s control.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks and uncertainties that could cause the Company’s results to differ materially.  The Company assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting forward-looking statements.

For additional information on Speizman Industries, please visit the Company's web site at www.speizman.com. To receive Speizman Industries' latest news release and other corporate documents, please contact Gail Gormly at 1-704-559-5777 or email ggormly@speizman.com.

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